Exhibit 10-k

                         Amendment 2 to
                  Incentive Compensation Plan

     This Amendment 2 to Incentive Compensation Plan is made and adopted by the Board of Directors of KLT Inc. (the "Corporation"), acting by and through its disinterested directors, as of January 25, 2001, but shall be effective upon the obtaining of written consent of the Participants holding, in aggregate, a majority of the percentage of the Pool heretofore allocated under the Plan.

     Whereas, the Board of Directors of the Corporation established and adopted a certain Incentive Compensation Plan dated as of March 14, 2000, as amended by Amendment 1 dated as of November 16, 2000 (as so amended, the "Plan"), and

     Whereas, it is in the interest of the Corporation, and consistent with the overall purpose of the Plan to induce participants to continue employment with the Corporation, to further amend the Plan, as set forth below.

     Therefore, the Plan is amended as follows:

1.  Section 5.b. of the Plan is amended by deleting paragraph
(i), inserting the following paragraphs (i) and (ii), and renumbering existing paragraph (iii) as paragraph (iv):

          (i)       If the Corporation terminates the
               Participant's employment for any reason (including but not limited to death or disability) other than Cause (as defined below), the Participant will be entitled to receive, within 15 days of the end of the year in which such termination occurred, a lump sum, net of all applicable withholding taxes, equal to 50% of the Award remaining in the Participant's Incentive Account at the time of such termination, as adjusted to reflect the proportionate effects of all reductions (but not increases) to the Pool, pursuant to Sections 3.c. and 3.g., occurring between said time of termination and the end of the year in which such termination occurred. The Participant shall not be entitled to any other portion of the Award remaining in the Participant's Incentive Account.

          (ii) If the Participant terminates employment, or is terminated for Cause, the Participant shall forfeit all of the Award remaining in the Participant's Incentive Account at the time of such termination. The Corporation may, in its sole discretion, elect to waive the forfeiture requirement of this paragraph respecting a portion (but not more than 50%) of such Award if a Participant terminates employment; in such event, payment of such portion shall be made in accordance with the preceding paragraph.

2. Except as expressly amended above, the terms and conditions of the Plan remain in full force and effect. All capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

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3.  This Amendment 2 shall be effective for all purposes from and after January 25, 2001, upon the obtaining of written consent of the Participants holding, in aggregate, a majority of the percentage of the Pool heretofore allocated under the Plan.

     In witness whereof, the Corporation has executed this Amendment 2 as of the date first above written.


                         KLT Inc., a Missouri corporation

                         By: /s/Gregory J. Orman
                              Gregory J. Orman, Chief Executive
                              Officer and President

Attest:

/s/Mark G. English
Corporate Secretary

Consented and agreed to by the Participants holding, in aggregate, a majority of the percentage of the Pool heretofore allocated under the Plan.


/s/Gregory J. Orman             _________________________
Gregory J. Orman                Christopher J. Pfeiffer


____________________________    /s/Mark R. Schroeder
P. J. Schliesman                   Mark R. Schroeder


____________________________    /s/Mark G. English
Frank R. Clark                     Mark G. English


/s/Bruce B. Selkirk             /s/Andrew V. Johnson
Bruce B. Selkirk, III              Andrew V. Johnson


/s/James A. Mitchell            /s/Charles W. Schellhorn
James A. Mitchell                  Charles W. Schellhorn